FOR IMMEDIATE RELEASE	EXHIBIT 99.1
February 26, 2007

CONTACTS:
Doug Hertha	Michael S. Wright
SouthCrest Financial Group, Inc.	Bank of Chickamauga
(770) 461-2781	(706) 375-3112

SOUTHCREST FINANCIAL GROUP, INC. TO ACQUIRE BANK OF CHICKAMAUGA;

Fayetteville, GA (February 26, 2007) — SouthCrest Financial Group, Inc. and Bank of Chickamauga, Chickamauga, Georgia, announced today the acquisition of Bank of Chickamauga by SouthCrest Financial Group, pursuant to an Agreement and Plan of Share Exchange, dated February 23, 2007. Bank of Chickamauga will become a wholly-owned subsidiary of SouthCrest. The shareholders of the Bank of Chickamauga will receive an aggregate of $18 million, less certain costs related to the termination of the Bank of Chickamauga defined benefit plan. The Agreement is subject to regulatory approval and approval by the Chickamauga shareholders. The parties contemplate closing during the third quarter.

SouthCrest Financial Group, Inc. is the parent company of three bank subsidiaries operating a total of eleven branch offices. Bank of Upson, based in Thomaston, Georgia, has two branches in Upson County, three branches in Meriwether County operating as Meriwether Bank & Trust, and one branch in Fayette County operating as SouthCrest Bank. First National Bank of Polk County, based in Cedartown, Georgia, operates three branches in Polk County. Peachtree Bank, based in Maplesville, Alabama, has two branches in Chilton County. SouthCrest is traded on the OTC-Bulletin Board under the symbol “SCSG.”

Bank of Chickamauga has a main office in historic downtown Chickamauga, Georgia, and a second branch on the four lane highway, U.S. 27, which runs out of Chattanooga, Tennessee. Chickamauga is located in Walker County, Georgia, which is part of the Chattanooga MSA. At December 31, 2006, Bank of Chickamauga had approximately $68.0 million in assets, $50.6 million in deposits, and capital of $13.8 million. For the year ended December 31, 2006, Bank of Chickamauga earned $518,000.

Daniel W. Brinks, Chairman of SouthCrest, commented, “We are delighted to have Bank of Chickamauga join SouthCrest. Like Bank of Upson, First National Bank of Polk County, and Peachtree Bank, our three banking subsidiaries, Bank of Chickamauga has a long history of high performance and a solid base of core deposits. The Chickamauga market, with its emphasis on suburban housing, consumer and small business lending, is very similar to our existing markets which serve similar suburban areas of the Atlanta, Birmingham and Montgomery metropolitan markets. We continue to look for opportunities to expand into suburban market areas on reasonable terms that are accretive to our shareholders.”

Michael S. Wright, President and Chief Executive Officer of Bank of Chickamauga, stated, “We were delighted to find a partner that appreciates our focus on serving our growing community. SouthCrest brings us additional products, capital strength and depth which will enable us to take advantage of the emerging opportunities in our market.”

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The shareholders of Bank of Chickamauga will receive and are urged to read the Proxy Statement that will be delivered to them prior to their special meeting as it will contain important information about the transaction..

Some of the statements in this Press Release, are “forward-looking statements” within the meaning of the federal securities laws. When we use words like “anticipate”, “believe”, “intend”, “expect”, “estimate”, “could”, “should”, “will”, and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. We disclaim any obligation to update or revise any forward-looking statements contained in this Press Release, whether as a result of new information, future events or otherwise.